EXHIBIT 99
FOR IMMEDIATE RELEASE

Contacts:	Anthony Sanzio (Media) (856) 968-4390 Leonard F. Griehs (Analysts) (856) 342-6428
CAMPBELL SOUP COMPANY CFO ROBERT A. SCHIFFNER TO RETIRE
CAMDEN, N.J., April 22, 2008 — Campbell Soup Company (NYSE:CPB) announced today that Robert A. Schiffner, the company’s Chief Financial Officer, plans to retire on January 31, 2009. The company is conducting a search for his successor. Schiffner, 58, will step down as Senior Vice President and Chief Financial Officer on August 1, 2008 or earlier if his successor is appointed, but has agreed to remain with the company through January 2009 to facilitate a smooth transition. He joined the company in 2001, and oversees the Controller’s, Corporate Development, Investor Relations, Treasury and Tax departments.
     Douglas R. Conant, Campbell’s President and Chief Executive Officer, said, “Throughout his 33-year career in the food industry, Bob has demonstrated unwavering integrity and a commitment to strong financial controls. As a key member of our management team, he has helped lead the company through a period of significant change. Bob played a vital role in developing the Transformation Plan that renewed and revitalized Campbell and restored it to a growth track. He is respected for his focus and insight throughout the organization and the investment community.”
     Conant continued, “Bob has been an indispensable partner to me as we have worked to transform Campbell, consistently delivering strong financial performance while also building our capabilities for the future. We are deeply indebted to Bob for his dedication and his outstanding contributions to the company. I look forward to working with him through the transition, and wish him the very best in a very well-earned retirement.”
About Campbell Soup Company
Campbell Soup Company is a global manufacturer and marketer of high quality foods and simple meals, including soup, baked snacks and healthy beverages. Founded in 1869, the company has a portfolio of market-leading brands, including “Campbell’s,” “Pepperidge Farm,” “Arnott’s,” and “V8.” For more information on the company, visit Campbell’s website at www.campbellsoup.com.
#